Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors of UBS Americas Inc. does hereby make, constitute and appoint each of Per Dyrvik, David Kelly, Gordon S. Kiesling, Kiye Sakai, Ruth Laslo, John Connors and Sarah Starkweather, and each of them, each with full power to act without the others, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities, to sign the registration statement on Form F-3 relating to the registration under the US Securities Act of 1933, as amended, of debt securities of UBS Americas Inc., and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he or she might or could do in person, hereby ratifying and confirming all that his or her said attorney-in-fact and agent or their substitutes may or shall lawfully do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ Philip Lofts Philip Lofts	President and Chief Executive Officer (principal executive officer) and Member of the Board of Directors	January 11, 2012

/s/ Per Dyrvik Per Dyrvik	Managing Director and Treasurer (principal financial officer and principal accounting officer) and Member of the Board of Directors	January 11, 2012

/s/ John Dalby John Dalby	Member of Board of Directors	January 11, 2012

/s/ John Moore John Moore	Member of Board of Directors	January 11, 2012

/s/ Reinhardt Olsen Reinhardt Olsen	Member of Board of Directors	January 11, 2012